EXHIBIT 99.1

Perceptron Announces Fourth Quarter and Full Year Fiscal 2017 Results

Strong Fourth Quarter Revenue and Record Results for Full Year Revenue and Bookings

PLYMOUTH, Mich., Aug. 28, 2017 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ:PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced results for the fourth quarter and full year of its 2017 fiscal year (period ended June 30, 2017).  The Company announced fourth quarter revenue of $22.3 million, fourth quarter bookings of $18.7 million, backlog of $45.0 million, net income of $0.2 million and net income per diluted share of $0.03 for the fourth quarter of fiscal 2017.  For the 2017 fiscal year, the Company announced record revenue of $77.9 million and record bookings of $84.6 million, which represent increases of 12.7% and 23.7%, respectively, over the same periods in fiscal 2016.  The Company also reported a net loss of $0.2 million and net loss per diluted share of $0.02 for fiscal 2017.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2017	2016	Change	2017	2016	Change

Revenue	$22.3	$18.7	$3.6	$77.9	$69.1	$8.8
Net Income (Loss)	0.2	(15.6)	15.8	(0.2)	(22.1)	21.9
Diluted Earnings (Loss) per Share	$0.03	($1.66)	$1.69	($0.02)	($2.36)	$2.34

David Watza, President and CEO, commented, “We are pleased to announce encouraging results for the fourth quarter of our 2017 fiscal year, which continue to reflect our performance improvement, sustained strength in our end markets, and benefits from our cost savings and efficiency efforts.  We are very proud of our team’s efforts this year as we have set a new record for annual bookings at $84.6 million, exceeding the previous record of $75.0 million set in fiscal 2008.  Our fourth quarter revenue results were also strong, slightly exceeding the guidance we provided earlier in the year.  For the full year of fiscal 2017, we reported a recurring operating profit of $3.6 million, which is a $10.2 million improvement from last year’s annual results, and is a clear indicator of the dramatic turnaround we have made as a Company.  Furthermore, we ended the fiscal year with a robust backlog, marking our highest year-end backlog in Company history.  As we enter our new fiscal year, we remain confident in the strategic plan we have established and continue to experience increasing strength in key customer demand metrics.”

“While I am very pleased with our results, I am mindful of the many opportunities available to pursue within our addressable markets.  As we continue to execute our strategic plan over the next few years, our focus remains on product development and improvement efforts for our core automotive business and its adjacent markets, as well as with our existing customers, potential new automotive customers and their suppliers.  We are confident that continued focus in these markets will provide sustainable and profitable growth opportunities.  I firmly believe that as we improve our core automotive business, the advancements we are implementing will provide Perceptron with additional heavy duty manufacturing opportunities in the future,” Watza added.

“Looking ahead to fiscal year 2018, we expect first quarter revenue in the range of $16.0 million to $19.0 million, as well as mid-single digit growth in our top line results for the full year fiscal 2018.  Our longer-term aspirations are for sustained high-single digit revenue growth and resulting double-digit earnings growth,” Watza further commented.

“I am very appreciative of our employees’ efforts around the world.  They continue to make great strides for the Company with their knowledge of our business and dedication to providing superior value to our customers.  Their collective efforts give me confidence in our ability to continue our course toward a better future,” concluded Watza.

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2017	2016	Change	2017	2016	Change

Americas Sales	$10.0	$6.3	$3.7	$30.3	$22.5	$7.8
Europe Sales	7.9	8.1	(0.2)	32.1	31.1	1.0
Asia Sales	4.4	4.3	0.1	15.5	15.5	-
Total Sales	$22.3	$18.7	$3.6	$77.9	$69.1	$8.8

Gross Profit	$8.5	$6.4	$2.1	$27.7	$21.1	$6.6
Gross Profit as a percent of sales	38.1%	34.2%		35.6%	30.5%

Operating Income (Loss)	$1.0	$(0.3)	$1.3	$1.8	$(9.4)	$11.2
Operating Income (Loss) as a percent of sales	4.5%	(1.6%)		2.3%	(13.6%)

Net Income (Loss)	$0.2	$(15.6)	$15.8	$(0.2)	$(22.1)	$21.9
Diluted Income (Loss) per Share	$0.03	$(1.66)	$1.69	$(0.02)	$(2.36)	$2.34

Recurring Operating Income (Loss)	$2.1	$0.0	$2.1	$3.6	$(6.6)	$10.2
Recurring Operating Income (Loss) as a percent of sales	9.4%	0.0%		4.6%	(9.6%)

Total sales for fiscal 2017 were up $8.8 million or 12.7%, reflecting increases in the Americas and Europe regions.

Total sales for the fourth quarter of fiscal 2017 were up $3.6 million, or 19.3%, versus the same quarter in the prior year, reflecting increases in the Americas and Asia regions, partially offset by a decrease in the Europe region.  The improvement in the Americas region was primarily due to an increase in the In-Line and Near-Line Measurement Solutions, partially offset by small decreases in the Off-Line Measurement Solutions, Value-Added Services and 3D Scanning Solutions.  The improvement in the Asia region was primarily due to increases in the Off-Line Measurement Solutions and 3D Scanning Solutions, partially offset by a decrease in the In-Line and Near-Line Measurement Solutions.  The Europe region was down due to slight decreases in all product lines.

In the fourth quarter of fiscal 2017, gross profit as a percentage of sales improved 390 basis points compared to the prior year period, primarily due to the high volume level of sales as well as the mix of the Company’s revenue and the timing of certain expenses in the cost of goods sold.

During the fourth quarter of fiscal 2017, operating expenses were up $0.1 million, primarily as a result of higher legal and audit fees as well as strategic investments in several engineering, research and development initiatives, partially offset by lower advertising and marketing costs.

	Three Months Ended June 30,			Twelve Months Ended June 30,
BOOKINGS (in millions)	2017	2016	Change	2017	2016	Change

Geographic Region
Americas	$8.6	$5.4	$3.2	$39.2	$22.7	$16.5
Europe	7.6	11.8	(4.2)	29.4	34.7	(5.3)
Asia	2.5	3.1	(0.6)	16.0	11.0	5.0
Total Bookings	$18.7	$20.3	$(1.6)	$84.6	$68.4	$16.2
Prior Reported Bookings		$21.2			$70.8

Note: Prior Reported Booking amounts have been updated to reflect corrections to prior calculations.

BACKLOG (in millions)	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016

Geographic Region
Americas	$19.5	$20.9	$15.6	$16.2	$10.6
Europe	16.4	16.7	16.2	15.3	19.1
Asia	9.1	11.0	9.9	11.1	8.6
Total Backlog	$45.0	$48.6	$41.7	$42.6	$38.3
Prior Reported Backlog					$40.6

Note: Reported Backlog amounts prior to September 30, 2016, have been updated to reflect corrections to prior calculations.

Fourth quarter bookings were $18.7 million.  For fiscal 2017, bookings totaled $84.6 million, which is a company record and an increase of $16.2 million compared to fiscal 2016.

Revenue in the fourth quarter of fiscal 2017 exceeded bookings by $3.6 million, which resulted in a decrease in backlog to $45.0 million at June 30, 2017.  As the levels of bookings and backlog typically fluctuate from quarter to quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Cash and short-term investment balance was $5.3 million at June 30, 2017, up from $5.1 million at March 31, 2017, but down from $8.3 million at June 30, 2016.  At June 30, 2017, bank debt outstanding totaled $1.5 million.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its fourth quarter and full year 2017 investor conference call/webcast, chaired by David L. Watza, President and CEO, on Tuesday, August 29, 2017, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10110326

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ:PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Singapore, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2018 and future results, cost savings from our financial improvement plan, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or have not yet released, the timing of the introduction of new products, and our ability to fund our fiscal year 2018 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2016.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net Sales	$22,351	$18,774	$77,947	$69,135
Cost of Sales	13,790	12,358	50,178	47,996
Gross Profit	8,561	6,416	27,769	21,139
Operating Expenses
Selling, General and Administrative Expense	4,552	4,958	17,347	20,316
Engineering, Research and Development Expense	1,909	1,443	6,826	7,381
Severance, Impairment and Other Charges	1,057	259	1,777	2,826
Operating Income (Loss)	1,043	(244)	1,819	(9,384)
Other Income and (Expenses), net
Interest Income (Expense), net	(52)	(56)	(264)	(148)
Foreign Currency and Other, net	(95)	(59)	(293)	315
Income (Loss) Before Income Taxes	896	(359)	1,262	(9,217)
Income Tax (Expense) Benefit	(635)	(15,235)	(1,430)	(12,896)

Net Income (Loss)	$261	$(15,594)	$(168)	$(22,113)

Income (Loss) Per Common Share
Basic	$0.03	($1.66)	($0.02)	($2.36)
Diluted	$0.03	($1.66)	($0.02)	($2.36)

Weighted Average Common Shares Outstanding
Basic	9,426	9,370	9,382	9,360
Diluted	9,487	9,370	9,382	9,360

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2017	2016
	(Unaudited)
Cash and Cash Equivalents	$3,704	$6,787
Short-Term Investments	1,572	1,474
Receivables, net	31,943	24,075
Inventories, net	11,466	12,172
Other Current Assets	1,953	2,201
Total Current Assets	50,638	46,709

Property and Equipment, net	7,377	7,926
Goodwill and Other Intangible Assets, net	11,866	12,517
Deferred Tax Asset	9	-
Long-Term Investments	725	770
Total Non-Current Assets	19,977	21,213

Total Assets	$70,615	$67,922

Line of Credit and Short-Term Notes Payable	$1,705	$200
Accounts Payable	8,280	8,801
Deferred Revenue	8,485	7,711
Reserve for Restructuring and Other Charges	1,113	814
Other Current Liabilities	8,572	7,857
Total Current Liabilities	28,155	25,383

Long-Term Taxes Payable	969	1,714
Deferred Income Taxes	871	1,131
Other Long-Term Liabilities	785	1,140
Total Long-Term Liabilities	2,625	3,985

Total Liabilities	30,780	29,368

Shareholders' Equity	39,835	38,554
Total Liabilities and Shareholders' Equity	$70,615	$67,922

Non-GAAP Financial Measures
While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income (Loss)” and “Recurring Net Income (Loss)”.  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Income (Loss), respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Operating Income (Loss), as reported	$1,043	$(244)	$1,819	$(9,384)

Severance, Impairment and Other Charges	1,057	259	1,777	2,826

Excluding special items, Operating
Income (Loss) would have been	$2,100	$15	$3,596	$(6,558)

Net Income (Loss), as reported	$261	$(15,594)	$(168)	$(22,113)

New Valuation Allowances on DTA	-	16,349	568	16,349

Excluding special items,
Net Income (Loss) would have been	$261	$755	$400	$(5,764)

Income (Loss) Per Common Share -
Diluted, as reported	$0.03	$(1.66)	$(0.02)	$(2.36)

Diluted Income Per Share due to New Valuation
Allowances on DTA	$-	$1.74	$0.06	$1.74

Excluding special items, Diluted Income (Loss)
per Share would have been	$0.03	$0.08	$0.04	$(0.62)

Diluted Weighted Average Common Shares
Outstanding, as reported	9,487	9,370	9,382	9,360

Dilutive Effect of Stock Options	-	157	44	-

Excluding special items, Weighted Average
Common Shares Outstanding	9,487	9,527	9,426	9,360

Contact:
Investor Relations
investors@perceptron.com